Exhibit 8.1

Date：March 14, 2019

To: United World Holding Group Ltd.

28 Dongjiaomin Lane

Tower 1, Suite 3-AP301

Dongcheng District, Beijing, PRC 100006

Re: PRC Legal Opinion on Certain PRC Legal Matters

We`re qualified lawyers of the People’s Republic of China (the “PRC”, for purpose of this legal opinion, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan), and are qualified to issue this legal opinion on the laws and regulations of the PRC (this “Opinion”).

We are acting as the PRC counsel to United World Holding Group Ltd. (the “Company”), a company incorporated under the laws of British Virgin Islands, in connection with (A) the Company’s registration statement on Form F-1 including all amendments thereto (the “Registration Statement”) initially filed with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, on January 18, 2019, including a related prospectus filed with the Registration Statement (the “Prospectus”) relating to the offering (the “Offering”) by the Company of 2,354,793 ordinary shares of the Company of par value $0.0001 per share issued to the Selling Shareholders (as such term is defined in the Registration Statement) (the “Ordinary Shares”) and (B) the proposed listing and trading of the Company’s Ordinary Shares on the OTC Market. According to the provisions of the relevant laws and regulations in the PRC, we have been requested to give this Opinion as to the matters set forth below.

I.	Definitions

As used herein, the following terms are defined as follows:

(a)	“Control Agreements” means the contracts and agreements set forth in Appendix II hereto;

(b)	“Governmental Agency” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or anybody exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC;

(c)	“Governmental Authorization” means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, declaration, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, or qualification by, from or with any Governmental Agency pursuant to any PRC laws;

(d)	“PRC Laws” mean all applicable laws, regulations, rules, orders, decrees, guidelines, judicial interpretations and other legislations of the PRC in effect and available to the public on the date of this Opinion;

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(e)	“UCEB” means United Culture Exchange (Beijing) Co., Ltd. (in Chinese “众联住我家数字文化发展（北京）有限公司“);

(f)	“WOFE” means Yunnan United World Enterprise Management Co., Ltd. (in Chinese “云南众联沃德企业管理有限公司”);

(g)	“PRC Companies” means the entities listed in Appendix I hereto (each “a PRC Company” or collectively “PRC Companies”)

II.	PRC Laws

This Opinion is rendered on the basis of the PRC laws, regulations, rules, orders, decrees, guidelines or notices effective and publicly available as of the date hereof and there is no assurance that any PRC Laws will not be changed, amended or replaced in the future with or without retrospective effect.

We do not purport to be an expert on or to be generally familiar with or qualified to express legal opinions based on any laws other than the PRC Laws. Accordingly, we express or imply no opinion directly or indirectly on the laws of any jurisdiction other than the PRC.

III.	Assumptions

For the purpose of this Opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of documents provided to us by or on behalf of the Company, such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company, and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

In examination of the documents and for the purpose of giving this Opinion, we have relied upon the following assumptions, which we have not independently verified: (i) all signatures, seals and chops are genuine and made or affixed with due authority; (ii) all documents submitted to us as originals are authentic and all documents submitted to us as copies are complete and conform to their authentic originals; (iii) none of the documents as they were presented to us has been revoked, amended, varied or supplemented, without us being notified or made aware thereof. Where important facts were not independently established to us, we have relied upon certificates issued by governmental agents and representatives of the Company with proper authority and upon representations made in or pursuant to the documents.

IV.	Opinions

Based upon the foregoing examinations and assumptions and subject to the qualifications set forth herein, we are of the opinion that:

(a)	Each of the PRC Companies has been duly incorporated and validly exists as a company with limited liability and enterprise legal person status under the PRC Laws. To the best of our knowledge after due and reasonable inquiries, the registered capital of UCEB has been fully paid in accordance with its Articles of Association and applicable PRC Laws. The equity interest in the registered capital of each of the PRC Companies is owned by its shareholders currently registered with the competent administration for industry and commerce. The current Articles of Association and the business license of each of the PRC Companies comply with applicable PRC Laws and are in full force and effect.

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(b)	To the best of our knowledge after due and reasonable inquiries, none of the PRC Companies has taken any action nor has any steps been taken or any legal or administrative proceedings been commenced or threatened for the winding up, dissolution, bankruptcy or liquidation, for the appointment of a liquidation committee of any of the PRE Companies, or for the suspension, withdrawal, revocation or cancellation of any of the business licenses of the PRC Companies.

(c)	The corporate structure of the PRC Companies as described in the Registration Statement and the Prospectus is in compliance with applicable regulatory requirements set forth in the PRC Laws.

(d)	Appendix II sets forth a true, complete and correct list of all the current contractual arrangements and agreements (the “Control Agreements”). Each of the Control Agreements has been duly authorized, executed and delivered by the parties thereto; each PRC Company or PRC Individual has the power and capacity (corporate or otherwise) to enter into and to perform its obligations under such Control Agreements; each of the Control Agreements constitutes a legal, valid and binding obligation of the parties hereto, enforceable against such parties in accordance with its terms and does not violate any explicit requirements of the applicable PRX Laws. No further Governmental Authorization is required under the applicable PRC Laws in connection with the Control Agreements or the performance of the terms thereof. The determination that the Company is the primary beneficiary of UCEB and the consolidation of the financial results of the PRC Companies are not in contrary to the restrictions placed on foreign ownership and investments in the PRC.

(e)	To the best of our knowledge after due and reasonable inquiries, there are no legal, governmental, administrative or arbitrative proceedings, actions, initiatives, decisions, rulings, demands or orders before any competent court or arbitration body of the PRC or before or by any competent Governmental Agency pending or threatened against, or involving the business or assets of, any PRC Companies.

(f)	Each of the PRC Companies has duly completed all relevant Governmental Authorization required under the applicable laws, regulations or rules concerning foreign exchange; the shareholders of the PRC Companies who are PRC citizens and residents have duly completed all relevant Governmental Authorization required under applicable laws, regulations or rules concerning foreign exchange.

(g)	On August 8, 2006, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and commerce, the China Securities Regulatory Commission (“CSRC”) and the State Administration of Foreign Exchange jointly promulgated the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”). The M&A Rules require offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the CSRC prior to publicly listings of their securities on an overseas stock exchange. The Company is not a special purpose vehicle formed for the purpose of acquiring domestic control but rather having equity interests in its domestic affiliated entities, therefore the requirement of the M&A Rules is not applicable to the company and the Company is not required to submit an application to CSRC for the approval of the distribution and the listing and trading of the Ordinary Shares on the OTC Market.

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(h)	There are no approvals from the government authorities required by the PRC Laws for the restructuring arrangements, or the due consummation of the transactions contemplated therein as disclosed under the heading “Our History and Corporate Structure” of the Registration Statement and the Prospectus, since the restructuring arrangements and the transactions were undertaken outside the PRC by and among the entities incorporated and located outside the PRC.

(i)	PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the British Virgin Island that provide for the reciprocal recognition and enforcement of foreign judgments. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the British Virgin Islands.

(j)	All statements set forth in the Registration Statement and the Prospectus that describe or summarize PRC legal or regulatory matters, or documents, agreements or proceedings governed by the PRC Laws, are true and accurate in all material aspects, and are fairly disclosed and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in all material aspects.

Based upon our participation described above, we advise you that nothing has come to our attention that caused us to believe that the Registration Statement and the Prospectus (other than the financial statements and related schedules and other financial and statistical data derived therefrom and contained therein or omitted therefrom, as to which we express no opinion), as of its date or as of the date hereof, contained or contains any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

V.	Certain Limitations and Qualifications

(a)	This Opinion is limited to matters of the PRC Laws in effect on the date of this Opinion.

(b)	We have not investigated and do not express or imply any opinion on accounting, auditing, or laws of any other jurisdiction.

(c)	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations of bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and any entitlement to attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authorities in connection with the interpretation, implementation and application of relevant PRC laws.

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This Opinion is given for the benefit of the Company. The Company’s legal counsel may rely on this Opinion for the purpose of preparing the Registration Statement and the Prospectus in connection with the Offering.

This Opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be considered as a whole and no part should be extracted and referred to independently.

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the use of our firm’s name in the section of the Registration Statement and the Prospectus included therein entitled “Legal Matters”. In giving such consent, we do not thereby admit that we come within the category of the persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

This Opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

Sincerely yours,

Chaoqun Tu

Attorney at Law

Jiangsu Minhui Law Firm

Legal Opinions

Appendix I PRC Companies

1.	United Culture Exchange (Beijing) Co., Ltd. (in Chinese “众联住我家数字文化发展（北京）有限公司“);

2.	Yunnan United World Enterprise Management Co., Ltd. (in Chinese “云南众联沃德企业管理有限公司”).

Appendix II Control Agreements

1.	Consultation and Service Agreement by and between WFOE and UCEB, dated December 5, 2018;

2.	Equity Pledge Agreements by and among WFOE, UCEB and each of its shareholder, dated December 5,2018

3.	Equity Option Agreements by and among WFOE, UCEB and each of its shareholder, dated December 5, 2018

4.	Voting Rights Proxy and Financial Supporting Agreement by and among WFOE,UCEB and each of its shareholder, dated December 5, 2018